SEPARATION AND CONSULTING AGREEMENT

(“Agreement”)

THIS SEPARATION AND CONSULTING AGREEMENT (the “Agreement”) is entered into as of the first date on the signature page hereto, by and between John R. Klopp (“Executive”) and Capital Trust, Inc., its direct and indirect subsidiaries and affiliates (collectively, the “Company, and with Executive, the “Parties”).

Recitals

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer on an at will basis, as a result of his prior employment agreement with the Company, dated as of February 24, 2004 (the “Prior Agreement”) having expired as of December 31, 2008 (the “Expiration Date”); and

WHEREAS, the Parties have decided to terminate Executive’s employment relationship with the Company, and the Parties desire to resolve, fully and finally, all outstanding matters between them.

NOW THEREFORE, in consideration of the mutual covenants and agreement set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Agreement

1.           Resignation of Employment, Offices, and Authorities.  Executive hereby resigns his employment with the Company and from all offices and administrative positions he holds with the Company, including the offices set forth on Exhibit A to this Agreement, effective as of December 1, 2009 (the “Effective Date”).  Executive shall sign the letter attached as Exhibit A to this Agreement confirming such resignations on the same date he signs this Agreement.  He will continue to receive his base salary through the Effective Date and reimbursement for all duly incurred business expenses in accordance with the Company’s policies, in each case payable in accordance with normal payroll practices, but in any event no later than the payroll date next succeeding the Effective Date.  He further agrees and acknowledges that as of the Effective Date, he will no longer have any authority to make or enter into any agreements, commitments, or representations on behalf of the Company, and he will no longer have any signing or other authority on the Company’s accounts, trusts, books, or records.

2.           Consulting Relationship.  In further exchange for the benefits provided to Executive under this Agreement, he agrees to provide consulting services (the “Consulting Services”) to the Company for the one-year period commencing on December 1, 2009 (“Consulting Period”), in accordance with this Section 2.  Executive understands and agrees that this Section 2 does not constitute a hiring or employment agreement and that during the Consulting Period, except as otherwise provided for in this Agreement, he will not be eligible for, and he hereby waives any claim to, wages, compensation, or any benefits provided to employees of the Company.

(a)           Consulting Services.  Executive shall render the Consulting Services upon reasonable notice at such time(s) and place(s) as may reasonably be requested by the Company’s Board of Directors (the “Board”) or its designee; it being understood that such Consulting Services (i) may be provided telephonically or through computer access unless the Executive’s physical presence on the Company’s premises is requested by the Board or its designee from time to time, and Executive’s physical presence is required as a matter of business necessity and (ii) shall be scheduled and modified in form and content so as not to interfere with any conflicting commitments or new employment opportunities or obligations that may be applicable to the Executive during the Consulting Period.  The obligation of Executive to provide Consulting Services hereunder shall not preclude Executive from undertaking fulltime employment during the Consulting Period, nor prevent Executive from engaging in any other business activities.  It is the intention of the Parties that as of the Effective Date, Executive shall have had a “separation from service” as provided for under Section 409A (as defined below) and that the post-termination Consulting Services to be provided by the Executive hereunder shall not in any manner be construed as establishing any relationship between the Executive and the Company to the contrary.

(b)           Nature of Consulting Services.  The Parties agree that the Consulting Services to be provided by the Executive hereunder are anticipated primarily to involve matters related to Executive’s responsibilities during his employment with the Company and are intended to assist in the transition of Executive’s duties and responsibilities to his successor.

(c)           Expenses.  The Company agrees to reimburse Executive for reasonable and necessary out-of-pocket business expenses incurred by him in connection with the performance of the Consulting Services hereunder, and that each such reimbursement shall be requested and made within one year after being incurred (and shall not affect other reimbursements due hereunder).

3.           Separation and Consulting Benefits.  In exchange for Executive’s execution of this Agreement and the promises made herein (and without being under any other obligation to do so),  the Company shall:

(a)           Pay to Executive a monthly consulting fee of $83,333.33, payable during the Consulting Period, with the first monthly payment to be paid in December 2009.  Executive agrees to be solely responsible for any federal, state, or local employment, payroll, income, or other withholdings or taxes due or owing in connection with the consulting fee and the Company shall not withhold any such or other amounts from the fee.

(b)           Subject to the approval of the Company’s lenders, which the Company will use its best efforts to obtain, pay Executive, on such date as bonuses generally are distributed to Company employees but no later than March 15, 2010, $600,000 in respect of a bonus for 2009, subject to applicable taxes and withholding.

(c)           Pay for continued group health insurance coverage for Executive and his dependents, pursuant to Section 4980B of the Internal Revenue Code (“COBRA”), if eligible, during the Consulting Period or until such earlier date on which Executive and his dependents become eligible for comparable coverage from another employer.  Executive agrees to notify the Company as soon as practicable following his acceptance of full-time employment with another employer.

(d)           Provide for the continued vesting during the Consulting Period of (i) any time based Restricted Shares issued previously to Executive, whether under the Prior Agreement or otherwise and (ii) a pro rata share of any performance based Restricted Shares issued previously to Executive, whether under the Prior Agreement or otherwise, to the extent that any periods prior to the expiration of the Consulting Period constitute a portion of the performance cycle for such stock.

(e)           Provide that all vested Company options granted to the Executive remain exercisable through the end of the Consulting Period, provided that no option shall be exercisable after the expiration of its current term.

Except as modified in this Agreement, Executive’s rights under the Company’s Second Amended and Restated 1997 Long-Term Incentive Stock Plan, Amended and Restated 1997 Non-Employee Director Stock Plan, Amended and Restated 2004 Long-Term Incentive Plan, 2007 Long-Term Incentive Plan, or any other Company benefit or incentive plans (including with respect to deferred stock) will remain as stated under the terms and conditions of those plans.

The Company’s obligations to pay Executive the amounts and benefits provided for herein shall continue regardless of whether Executive subsequently commences full-time employment with another employer (for this purpose, “employment” and “employer” to include any activity for remuneration, including, without limitation, whether as an employee, consultant, independent contractor, investor, partner or principal).  The Company agrees that if it breaches its payment obligations in Sections 3(a) and (b), above, and Executive prevails in any litigation to enforce his rights under those provisions, the Company will reimburse Executive for reasonable attorneys’ fees he incurs to enforce such rights; provided, however, that Executive agrees to make good faith efforts to resolve amicably any dispute regarding his rights under this Section 3 prior to commencing any such litigation.

4.           Executive’s Release of Claims.  In exchange for the benefits provided to Executive under this Agreement, he irrevocably and unconditionally forever releases and discharges the Company and its successors and assigns, and each of their current and former employees, officers, directors, owners, shareholders, representatives, administrators, fiduciaries, agents, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs) (collectively, the “Released Parties”) from all actual or potential, known or unknown claims that he presently may have, including but not limited to any arising out of his employment with, and separation from, the Company.  The claims that he is releasing include, for example and without limitation, claims under any federal, state or local common law, statute, regulation or law of any type, including claims of employment discrimination or for breach of contract; any claims arising under or otherwise related to any other written or oral agreement between him and the Company (including but not limited to the Prior Agreement; and claims for any other or further compensation, payments or benefits of any kind from any Released Party.  Executive has not filed or caused to be filed any lawsuit, complaint, charge, grievance or any other proceeding against the Company with any court, agency or other tribunal and to the extent permissible by law, he promises never to do so based on any claims released in this section.

5.           Company’s Release of Claims.  In exchange for the benefits provided to it under this Agreement, the Company irrevocably and unconditionally forever releases and discharges Executive, his heirs and assigns from all actual or potential, known or unknown claims that the Company presently may have against Executive.  The claims that the Company is releasing include, for example and without limitation, claims under any federal, state or local common law, statute, regulation or law of any type, including claims of breach of contract and any claims arising under or otherwise related to any other written or oral agreement between Executive and the Company (including but not limited to the Prior Agreement);  provided, however, that this Company release is not intended to and shall not release or waive claims based on fraud, embezzlement, or theft.  The Company has not filed or caused to be filed any lawsuit, complaint, charge, grievance or any other proceeding against Executive with any court, agency or other tribunal and to the extent permissible by law, it promises never to do so based on any claims released in this section.

6.           Indemnification and Conversion Rights.  The general release set forth in Section 4, above, is not intended to, and will not operate to, waive or limit Executive’s rights to (i) indemnification as a former officer of the Company under any liability insurance policy maintained by the Company; under any charter, certificate of incorporation, by-law or resolution of the Company; or as otherwise required by law; or any rights Executive may have to obtain contribution as permitted by law, (ii) to convert his coverage under the Company’s group life insurance policy to individual coverage, at his own expense; (iii) to roll over his 401(k) assets under the terms of the Company’s 401(k) plan, (iv) any other vested benefits under any health and welfare plans or other employee benefit plans or programs sponsored by the Company (including by way of example and without limitation, Executive’s right to pursue a claim for benefits under the Company’s group health plan with respect to a claim arising prior to the date of this Agreement), (v) any claim or cause of action to enforce Executive’s rights under this Agreement, or (vi) rights as a shareholder of the Company.  Without limiting the foregoing, the Company agrees to continue to cover Executive under its directors and officers’ insurance policy for six years after the Effective Date to the same extent as coverage is provided to other former and current directors and officers of the Company.

7.           No Further Benefits.  Executive understands and agrees that the consideration provided to him under the terms of this Agreement is in addition to anything of value to which he is otherwise entitled.  Executive represents, warrants, and acknowledges that the Company owes him no wages, compensation, or payments or form of remuneration of any kind or nature, including any salary, bonus or incentive compensation, other than as specifically provided for in this Agreement or in a subsequent written agreement between him and the Company, or as otherwise vested under the terms of any Company benefit plan.

8.           Expenses.  The Company will reimburse Executive for any expenses duly incurred by him prior to the Effective Date in accordance with the Company’s reimbursement policies

9.           Confidentiality and Other Obligations.  Executive (i) reaffirms his obligations after the Effective Date under Section 6(b) of the Prior Agreement not to disclose “Confidential Information” (as defined in Section 6(a) of the Prior Agreement); (ii) reaffirms the Company’s rights under Sections 6(f) and 6(g) of the Prior Agreement (regarding intellectual property and enforcement); and  (iii) agrees for purposes of this Agreement to abide by the provisions of Section 6(c)(2) (regarding non-solicitation of Company executives and other personnel) of the Prior Agreement during the Consulting Period.  For the avoidance of doubt, the Company agrees that Executive is no longer bound by Sections 6(c)(1) or 6(d) of the Prior Agreement.

10.           Covenant Not to Disparage.  Except as required by subpoena, court order, or other legal process (in which case Executive agrees to notify the Company of such subpoena, court order, or other legal process as early as reasonably possible), Executive agrees not to criticize, denigrate, or otherwise disparage the Company or any of its directors or executive officers.  The Company agrees that the Board and its executive officers will not criticize, denigrate, or otherwise disparage the Executive.

11.           Return of Company Property.  On or before the Effective Date, Executive will return to the Company all files, documents, records, and copies of the foregoing (whether in hard or electronic form), Company-provided computer and telephone equipment, PDAs, pagers, credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company in his possession or control.  The Company shall cooperate with the Executive and permit the Executive to remove or direct the removal of his personal papers, art, furniture and other personal possessions and effects from his office.

12.           Cooperation.  Executive agrees that he will be reasonably available, during the Consulting Period and for an additional four years thereafter, to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by him, knowledge possessed by him, or any act or omission by him; it being understood in all cases that such cooperation and assistance shall take into account and accommodate the Executive’s then applicable business and/or employment commitments.  Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 12.  The Company agrees to reimburse Executive for any reasonable and necessary out-of-pocket expenses he may incur in complying with this Section 12 at the request of the Company, provided that such expenses are not incurred without the Company’s prior written approval.

13.           Registration Rights and Related Assistance/Release of Deferred Stock..

(a)           During the Term and for so long thereafter as Executive or his affiliates or estate directly or indirectly own class A common stock, stock options or equity-based awards issued by the Company, and for so long as the Company’s common stock is publicly traded, (a) the Company shall file with the Securities and Exchange Commission and thereafter maintain the effectiveness of one or more registration statements on Form S-8 (or any successor form) registering under the Securities Act of 1933, as amended), the offer and sale of shares by the Company to Executive pursuant to stock options or other equity-based awards granted to him under this Agreement, Company compensation plans or otherwise and (c) to the extent that Executive (or Executive’s affiliates or estate) determine to engage in an exempt sale of any common stock or other securities of the Company, the Company shall take all commercially reasonable steps to cooperate with and assist Executive (or his estate) in connection with such sale

(b)           All vested shares of common stock previously deferred by the Executive shall be released as a result of the termination of his employment, to the extent required by the terms of any applicable deferral plans.  To the extent that any such plan would require forfeiture of otherwise releasable deferred stock upon Executive’s resignation, Executive’s separation from the Company will not be considered a resignation for such purposes.

14.           Public Statement.  The Company and Executive agree on the content of a public statement concerning his departure from the Company, in the form set forth as Exhibit B.

15.           Legal Fees.  The Company will pay Executive’s reasonable legal fees incurred in the preparation and negotiation of this Agreement, up to a maximum of $15,000.

16.           No Admission of Guilt.  This Agreement is not an admission of guilt or wrongdoing by either Executive or the Company.

17.           Entire Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof.  Executive affirms that, in entering into this Agreement, he is not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company except as expressly set forth herein.  Except to the extent certain provisions are incorporated be reference here, the Prior Agreement is hereby declared null and void and of no further effect.

18.           Notice.

(a)           To the Company.  Executive agrees to send all communications to the Company in writing, by certified or overnight mail, addressed as follows (or in any other manner the Company notifies him to use):

Capital Trust, Inc.
Attention: Samuel Zell
410 Park Avenue, 14th Floor
New York, New York 10022

Copy to:	Martin L. Edelman, Esq.
Michael L. Zuppone, Esq.
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022

(b)           To Executive.  The Company agrees to send all communications to him in writing, by certified or overnight mail, addressed as follows (or in any other manner Executive notifies the Company to use):

Mr. John R. Klopp
15 East 91st Street
Apartment 1A
New York, New York 10128

Copy to:	Michael J. Album, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036

19.           Modifications.  No provisions of this Agreement may be modified, waived, amended or discharged except by a written document signed by him and a duly authorized Company officer.

20.           Successors.  This Agreement binds Executive’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the Company and the Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.  In the event of Executive’s death prior to the completion of the Consulting Period, or prior to the payment date provided for in Section (3)(b) hereof, such payments shall continue to be paid to the Executive’s estate as and when due.

21.           Validity and Waiver; Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.  If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

22.           Choice of Law and Venue.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal laws of the State of New York (excluding any that mandate the use of another jurisdiction’s laws).

23.           Interpretation.  This Agreement shall be construed as a whole according to its fair meaning, and shall not be construed strictly for or against Executive or the Company.  Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other.  Section headings are intended solely for convenience of reference only and shall not be a part of this Agreement for any other purpose.

24.           Tax Withholding.  Any compensation or benefits payable under this Agreement shall be subject to applicable federal, state and local withholding taxes and allowances, where appropriate.  Executive agrees and acknowledges that (i) he shall bear sole responsibility for payment of any federal, state, or local income or other taxes or related penalties associated with his current or future receipt of any amounts pursuant to this Agreement, and (ii) the Company shall have no obligation to mitigate or hold Executive harmless from any such tax liabilities.

25.           Authority to Sign.  Each party represents that the individual signing this Agreement on its behalf has the authority to do so and to so legally bind the party.  The Company represents that the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action.

26.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

27.           409A Compliance.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments under this Agreement will comply with Section 409A.

[AGREEMENT CONTINUES ON NEXT PAGE]

28.           Review of Agreement.  Executive has carefully read this Agreement, fully understand what it means, and is entering into it voluntarily.

Dated: November 19, 2009	CAPITAL TRUST, INC.

/s/ Stephen D. Plavin
	By: Title:	Stephen D. Plavin Chief Operating Officer

Dated: November 19, 2009

/s/ JOHN R. KLOPP
JOHN R. KLOPP

EXHIBIT A

November 19, 2009

Board of Directors
Capital Trust, Inc.
410 Park Avenue, 14th Floor
New York, New York 10022

To the Members of the Board of Directors:

I hereby resign, effective December 1, 2009, from the offices of president and chief executive officer and director of Capital Trust, Inc. and from any and all other offices I hold with Capital Trust, Inc., its direct and indirect subsidiaries and affiliates, including without limitation the offices of director, officer, manager, member and/or trustee of the following:

Capital Trust RE CDO 2004-1 Corp.
Capital Trust RE CDO 2004-1 Ltd.
Capital Trust RE CDO 2005-1 Ltd.
Capital Trust RE CDO Depositor
Crossing HH, LLC
CT Asia Fund Manager, LLC
CT Bracor Holding LLC
CT BSI Funding Corp.
CT CDO III Corp.
CT CDO III Ltd.
CT CDO III, LLC
CT CDO IV Corp.
CT CDO IV Ltd.
CT CDO IV, LLC
CT High Grade Mezzanine Manager, LLC
CT High Grade Partners II Manager, LLC
CT High Grade Partners II MM, LLC
CT Investment Management Co., LLC
CT Large Loan Manager, LLC
CT LF Funding Corp.
CT LH Finance Sub, LLC
CT OPI GP, LLC
CT OPI Investor, LLC
CT OPI Manager, LLC
CT Preferred Trust I
CT Preferred Trust II
CT Public Preferred Trust I
CT Public Preferred Trust II
CT Public Preferred Trust III
CT RE CDO 2004-1 Sub, LLC
CT RE CDO 2005-1 Corp.

CT RE CDO 2005-1 Sub, LLC
CT Rosarito LLC
CT Rosarito Retail LLC
CTAMPI MS, Ltd.
CT-F2-GP, LLC
CT-F2-LP, LLC
CTIMCO China RO, LLC
CTIMCO China RO, Ltd.
CTIMCO CTX Manager, LLC
CTIMCO Employee Sub, LLC
CTIMCO Operating Subsidiary, LLC
CTX CDO I Manager, LLC
CTX Co-Invest Sub, LLC
CTX Fund GP, LLC
PRN Capital, LLC
VCG Montreal Management, Inc.
VIC, Inc.
Victor Capital Group, LP
CT Manager, LLC
CT XLC Holding, LLC

Very truly yours,

/s/ John R. Klopp
John R. Klopp

EXHIBIT B

Press Release

Capital Trust, Inc. (NYSE: CT) announced today that John R. Klopp, co-founder and CEO, is retiring after 21 years of service to the Company and its predecessor.  The Company also announced that Stephen D. Plavin, Chief Operating Officer since 1998, has been appointed Chief Executive Officer and a Director.  Geoffrey G. Jervis, Chief Financial Officer, and Thomas C. Ruffing, Chief Credit Officer, will continue in their current roles.

“We are all saddened by John’s decision to retire, but thank him for his many years of strong leadership and wish him the best in his next endeavors,” said Sam Zell, co-founder and Chairman of the Board.  “Capital Trust has a very deep and talented management bench.  I have great confidence in Steve, and look forward to continuing to work with him and the CT team through these challenging times.”

Mr. Klopp’s resignation as CEO, President and member of the Board is effective as of December 1, 2009, but he will continue to serve as a consultant to the Company for the next twelve months.  Mr. Plavin’s appointments as Chief Executive Officer and Director are also effective as of December 1, 2009.